Exhibit 10.28
TABERNA CAPITAL MANAGEMENT, LLC
450 PARK AVENUE
FLOOR 11
NEW YORK, NEW YORK 10022
February 29, 2008
Jonathan W. Trutter
Chief Executive Officer
Deerfield Capital Management LLC
Deerfield Capital LLC
and Deerfield Capital Corp.
6250 North River Road
Rosemont, Illinois, 60018
Re:    Letter Agreement (“Letter Agreement”) regarding Deerfield Triarc Capital Trust I
Dear Mr. Trutter:
Reference is hereby made to that certain Junior Subordinated Indenture (the “Indenture”) between Deerfield Capital LLC (formerly Deerfield Triarc Capital LLC, the “Company”), and The Bank of New York Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association) (the “Trustee”), dated as of September 29, 2005, pursuant to which the Company issued junior subordinated notes which evidence loans made to the Company (collectively, the “Trust Preferred Securities”). Taberna Capital Management, LLC (“Taberna”) serves as collateral manager for the entities that own all of the Trust Preferred Securities and the Additional Trust Preferred Securities and is authorized to enter into this Agreement on their behalf. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture. Reference is further made to that certain Junior Subordinated Indenture (“Indenture 2”) between the Company and the Trustee, dated as of August 2, 2006, and that certain Junior Subordinated Indenture (“Indenture 3”) between the Company and the Trustee, dated as of October 27, 2006, pursuant to which the Company issued junior subordinated notes which evidence loans made to the Company (collectively, the “Additional Trust Preferred Securities”).
Reference is also made to that certain Parent Guaranty Agreement given by Deerfield Capital Corp. (formerly Deerfield Triarc Capital Corp., the “Parent”) for the benefit of the Trustee wherein the Parent guarantees the payment obligations of the Company to the Trustee under the Indenture and related documents.
Pursuant to Section 10.6(d) of the Indenture, the Company covenanted that it would:
Not permit the Consolidated Net Worth of the Company and its Subsidiaries to be less than $200,000,000 (the “Minimum Net Worth Covenant”).
As of the date hereof, the Consolidated Net Worth of the Company and its Subsidiaries may be less than $200,000,000 and the Company is seeking the waiver provided herein.
Pursuant to Section 10.7 of the Indenture, Taberna, on behalf of all holders of the Trust Preferred Securities, hereby waives (i) any prior noncompliance with the Minimum Net Worth Covenant and any such noncompliance shall be deemed to have been cured for every purpose under the Indenture and (ii)

any future noncompliance with the Minimum Net Worth Covenant through the earlier to occur of (a) March 31, 2009 (the “March 2009 Waiver Period”) or (b) the date the Company and the Trustee enter in Supplemental Indentures in accordance with paragraph 7 below; provided, however, that a failure to satisfy the thirty (30) day deadline in paragraph 7 below shall not have any effect on the waiver granted pursuant to this clause (ii) and the March 2009 Waiver Period shall remain in effect. In consideration for the waiver and the modification of the Minimum Net Worth Covenant, the Company agrees to the following terms and conditions effective upon execution of this Letter Agreement:
1) The Parent, the Company and its Subsidiaries shall maintain a consolidated net worth (on a GAAP basis) of not less than $175,000,000, and provided, for the avoidance of doubt, that “consolidated net worth” as used in such calculation shall include the Series A Cumulative Convertible Preferred Stock, which is subordinated to the Trust Preferred Securities and/or any other preferred stock subsequently issued which is also subordinated to the Trust Preferred Stock.
2) The Company shall not, directly or indirectly, without the prior written consent of Taberna, (a) sell, transfer or issue, in one or more transactions, any direct or indirect beneficial ownership interests in Deerfield Capital Management LLC (the “Management Company”) which results in (i) any person, whether directly or indirectly, other than the Company owning any equity interests in or rights to distributions from the Management Company or (ii) any person other than the Company having the responsibility for managing and administering the day-to-day business and affairs of the Management Company or (b) sell, transfer, pledge or assign any material asset of the Management Company; provided that the existing liens under the documents relating to the Seller Notes do not constitute a breach of this paragraph 2.
A foreclosure by the holders of the Seller Notes (as defined below) and the exercise of their rights thereunder shall be an event of default under the Indenture, Indenture 2 and Indenture 3.
3) The Management Company shall not incur indebtedness in excess of $85,000,000, without the prior written consent of Taberna (“Maximum Indebtedness”); provided, however, that non-recourse debt incurred in connection with the Management Company’s investment in new products managed by the Management Company and secured by such investment and/or the fees received for managing such new product shall not be counted as part of Maximum Indebtedness for purposes of this calculation;
4) The Company shall conduct 100% of all asset management activities through the Management Company and shall permit no affiliates or subsidiaries (existing or newly formed entities) to conduct such activities, unless otherwise required by law or regulation and only if such asset management activities are conducted by a subsidiary or subsidiaries of Deerfield & Company LLC, which subsidiaries shall be deemed subject to all provisions herein relating to or applicable to the Management Company;
5) The Management Company and the Company shall not enter into or permit any affiliate to enter into any amendment of (i) those certain Series A Senior Secured Notes issued by DFR Merger Company, LLC and Deerfield & Company due 2012 and (ii) those certain Series B Senior Secured Notes issued by DFR Merger Company, LLC and Deerfield & Company LLC due 2012 without the prior written consent of Taberna, (collectively, the “Seller Notes”); provided that the Management Company and or the Company may amend the Seller Notes without first obtaining Taberna’s prior written consent if (a) such amendment does not increase the interest rate or shorten the maturity of the Seller Notes or (b) the terms of such amendment, taken as a whole, do not result in a material adverse change to the Management Company, the Company or their respective businesses or the Trust Preferred Securities or their holders;

6) The Company may permit the issuer of the Seller Notes to make payments in kind, in lieu of interest, provided that any payments in kind made will count toward (and will not exceed) the Maximum Indebtedness described in clause 3 above;
7) The Company agrees to enter into supplemental indentures (the “Supplemental Indentures”) amending the Indenture, Indenture 2 and Indenture 3 to (a) incorporate the requirements of paragraphs (1) through (6) above into the Indenture, (b) incorporate the requirements of paragraphs (2) through (6) above into Indenture 2 and Indenture 3 and (c) provide that (x) an Event of Default under the Indenture will be an Event of Default under Indenture 2 and Indenture 3 (without regard to any notice or cure provisions applicable thereto) and (y) in the event the Trust Preferred Securities issued pursuant to the Indenture are repaid in full, the provisions of the paragraph (1) above will be automatically incorporated into Indenture 2 and Indenture 3. The Company agrees to execute the Supplemental Indentures evidencing the agreements set forth herein within thirty (30) days of the date hereof and to pay all reasonable attorneys’ fees and disbursements incurred by Taberna in connection with the execution of the proposed Supplemental Indentures. The parties hereto agree to cooperate in good faith in the completion of the Supplemental Indentures and that time is of the essence;
The execution of this Letter Agreement shall not modify or amend any obligations of the Company under the Indenture (and related documents) except as specifically provided herein.
Except as otherwise provided herein, this waiver shall not extend to any default under Section 10.6(d) of the Indenture occurring after the execution of the Supplemental Indentures, or to any default under any other provision of the Indenture, and this notice is given to you by Taberna without waiving, without prejudice to and expressly reserving all other rights and remedies available to Taberna now or hereafter existing at law, in equity or otherwise.
We appreciate your attention to this matter. Should you have any questions regarding the foregoing, please do not hesitate to contact Raphael Licht, Chief Legal Officer, and Chief Administrative Officer of RAIT Financial Trust, at (215) 243-9033.

Very truly yours, TABERNA PREFERRED FUNDING III, LTD. By: TABERNA CAPITAL MANAGEMENT, LLC, as Collateral Manager
By:	/s/ Raphael Licht
Name: Raphael Licht
Title: Secretary

TABERNA PREFERRED FUNDING V, LTD. By: TABERNA CAPITAL MANAGEMENT, LLC, as Collateral Manager
By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Secretary

TABERNA PREFERRED FUNDING VII, LTD. By: TABERNA CAPITAL MANAGEMENT, LLC, as Collateral Manager
By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Secretary

TABERNA PREFERRED FUNDING VIII, LTD. By: TABERNA CAPITAL MANAGEMENT, LLC, as Collateral Manager
By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Secretary

TABERNA PREFERRED FUNDING IX, LTD. By: TABERNA CAPITAL MANAGEMENT, LLC, as Collateral Manager
By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Secretary

ACCEPTED AND AGREED TO BY: DEERFIELD CAPITAL LLC
By:	/s/ Jonathan W. Trutter
Name:	Jonathan W. Trutter
Title:	Chief Executive Officer

DEERFIELD CAPITAL CORP.
By:	/s/ Jonathan W. Trutter
Name:	Jonathan W. Trutter
Title:	Chief Executive Officer